Exhibit 10.2
AMENDED AND RESTATED SEVERANCE AND
CHANGE-IN-CONTROL AGREEMENT
THIS AMENDED AND RESTATED SEVERANCE AND CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), dated as of October 28, 2024 (the “Effective Date”), is made by and between The RealReal, Inc., a corporation organized under the laws of the State of Delaware (the “Company”) and Rati Sahi Levesque (“Executive”).
WHEREAS, Executive and the Company entered in that certain Severance and Change in Control Agreement dated as of April 13, 2022 (the “Prior Agreement”);
WHEREAS, Executive was appointed as President and Chief Executive Officer of the Company on October 28, 2024, and in connection therewith the Board of Directors of the Company (the “Board”) and Executive desire to amend and restate the Prior Agreement;
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a termination of employment or the occurrence of a Change in Control (as defined below) of the Company;
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders; and
WHEREAS, the Board further believes that it is imperative to provide Executive with certain severance benefits upon termination of Executive’s employment, and with certain additional benefits upon a termination of employment in connection with a Change in Control of the Company, to provide Executive with enhanced financial security and incentive to remain with the Company;
NOW, THEREFORE, in consideration of the promises, agreements and conditions contained in this Agreement, the Company and Executive agree as follows:
SECTION I
DEFINITIONS
For the purposes of this Agreement the following definitions shall apply:
I.1“Accrued Obligations” means (a) any unpaid base salary through the Date of Termination, payable within 30 days following the Date of Termination, or on such earlier date as may be required by applicable law; (b) any Annual Bonus for a prior year earned but unpaid, payable at the time such bonuses would have been paid if Executive was still employed with the Company; (c) reimbursement for any unreimbursed business expenses incurred through the Date of Termination, payable in accordance with the Company’s policy; and (d) all vested benefits under the Company’s retirement, health and welfare and equity-based employee benefit plans to which Executive is entitled, payable in accordance with the terms of such plan or program.

I.2“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.
I.3“Annual Bonus” means Executive’s annual bonus under the Company’s or an Affiliate’s annual executive bonus program, as in effect from time to time, under which Executive is covered.
I.4“Annual Salary” means Executive’s annual base salary, exclusive of any bonus pay, commissions or other additional compensation, in effect on the Date of Termination.
I.5“Cause” means the occurrence of any one or more of the following events:
(a)Executive’s act, or failure to act, that was performed in bad faith and to the material detriment of the Company or any of its Affiliates;
(b)Executive’s material violation of any law or regulation applicable to the business of the Company or any of its Affiliates;
(c)Executive’s material violation of a material Company policy;
(d)Executive’s material breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any Affiliate of the Company); or
(e)Executive’s admission or conviction of, or entering a plea of guilty or nolo contendere to, a felony or Executive’s commission of any act of moral turpitude.
I.6“Change in Control” means the occurrence, in a single transaction or in a series of related transactions during the Term, of any one or more of the following events:
(a)An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)) immediately after which such Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership” and/or “Beneficially Owned”) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, the term “Non-Control Acquisition” shall mean an acquisition by (i) the Company or any Subsidiary; (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Subsidiary; or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
(b)The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this clause (b), be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in former Rule 14(a)-11 promulgated under the Exchange Act) (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(c)Consummation of a merger, consolidation or reorganization involving the Company, unless such transaction is a Non-Control Transaction. For purposes of this Agreement, the term “Non-Control Transaction” shall mean a merger, consolidation or reorganization of the Company in which: (i) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the voting securities of the corporation or entity resulting from such merger, consolidation or reorganization (the “Surviving Company”) over which any Person has Beneficial Ownership in substantially the same proportion as their Beneficial Ownership of the Voting Securities immediately before such merger, consolidation or reorganization; (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors or equivalent body of the Surviving Company; and (iii) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 50% or more of the then outstanding Voting Securities) has Beneficial Ownership of 50% or more of the combined voting power of the Surviving Company’s then outstanding voting securities; or
(d)The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. Furthermore, to the extent necessary to ensure compliance with Section 409A, a Change in Control will only be deemed to occur for purposes of this Agreement to the extent it is also a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

I.7“Change in Control Protection Period” means the period commencing three (3) months prior to a Change in Control that occurs during the Term and ending twelve (12) months after a Change in Control that occurs during the Term.
I.8“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
I.9“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.
I.10“Date of Termination” means the effective date of Executive’s termination of employment and service with the Company and its Affiliates.
I.11“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations issued thereunder.
I.12“Good Reason” means any of the following:
(a)A requirement by the Company or an Affiliate of the Company that Executive relocate or commute to a location more than 50 miles away from Executive’s work location as of the Effective Date, unless Executive has consented in writing to such requirement;
(b)A material reduction by the Company in Executive’s base salary (other than a reduction in connection with substantially proportionate reductions to the base salary of substantially all other executives of the Company), unless Executive has consented in writing to such reduction; or
(c)A material diminution in Executive’s authority, duties or responsibilities inconsistent with Executive’s authority, duties or responsibilities immediately prior to such material diminution (including any material diminution in Executive’s authority, duties or responsibilities occurring as a result of a corporate transaction, measured in the context of the combined organization resulting from such transaction), unless Executive has consented in writing to such diminution.
Good Reason shall not exist unless Executive gives the Company notice of the event giving rise to Good Reason within sixty (60) days of the date Executive has knowledge of such event. Such notice shall specifically delineate such claimed breach and shall inform the Company that it is required to cure such breach within ninety (90) days (the “Cure Period”) after such notice is given. If such breach is not so cured, Executive may resign for Good Reason within three (3) months following the end of the Cure Period. If such breach is cured within the Cure Period or if such breach is not cured but Executive does not resign for Good Reason within three (3) months following the end of the Cure Period, Good Reason shall not exist hereunder.
I.13“Section 409A” means Section 409A of the Code and any regulations or other formal guidance promulgated thereunder.

I.14“Section 280G” means Section 280G of the Code and any regulations or other formal guidance promulgated thereunder.
I.15“Subsidiary” means any corporation, limited liability company, partnership, joint venture, or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.
I.16“Target Bonus” means Executive’s target Annual Bonus under the Company’s or Affiliate’s annual bonus program, as in effect from time to time, under which Executive is covered.
I.17“Term” means the thirty-six (36)-month period beginning on the Effective Date and ending on the thirty-six (36)-month anniversary of the Effective Date (the “Initial Term”); provided, however, that the Term will be automatically extended for successive twelve (12) month periods at the end of the Initial Term and any successive twelve (12) month period unless the Company provides at least sixty (60) days’ notice in advance of the end of the Initial Term or any subsequent twelve (12)- month period of its decision to terminate the Agreement at the end of the Term.
SECTION II
SEVERANCE PAYMENTS AND BENEFITS
II.1Change in Control Protection Period. If, during a Change in Control Protection Period, the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations, subject to the occurrence of the Change in Control:
(a)Severance Payment. Executive will be paid an amount equal to 1.5 times the sum of (i) Executive’s Annual Salary in effect immediately prior to the Date of Termination (or, if greater, immediately prior to the Change in Control Protection Period) plus (ii) Executive’s Target Bonus in effect immediately prior to the Date of Termination (or, if greater, immediately prior to the Change in Control Protection Period), in a lump sum within sixty (60) days following the Date of Termination.
(b)Bonus for Year of Termination. Executive will be paid a pro-rata portion of the Target Bonus in effect on the Date of Termination (or, if greater, immediately prior to the Change in Control Protection Period), determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365). The pro-rated bonus shall be paid in a lump sum within sixty (60) days following the Date of Termination.
(c)COBRA Equivalent. Whether or not Executive elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay

Executive a taxable lump sum equal to the portion of the monthly cost of Executive’s group health plan coverage, as in effect on the Date of Termination, that is subsidized by the Company for similarly situated active employees as of the Date of Termination multiplied by eighteen (18). The COBRA equivalent payment shall be made in a lump sum within sixty (60) days following the Date of Termination.
(d)Equity Awards. Notwithstanding anything to the contrary in any equity plan of the Company or its Affiliates or Executive’s award agreement thereunder, any and all outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates will be treated as follows: (i) all time-based vesting conditions applicable to such awards will be treated as satisfied in full and shall lapse on the Date of Termination; and (ii) any performance-based vesting conditions applicable to such awards shall be deemed to have been satisfied at target through the Date of Termination. Such awards will be settled in accordance with, and otherwise be subject to, the terms of the equity plan of the Company or its Affiliates and Executive’s award agreement thereunder; provided, however, that any vested restricted stock units that are not subject to Section 409A shall be settled upon Executive within sixty (60) days following the Date of Termination.
II.2Outside of Change in Control Protection Period. If the Company terminates Executive’s employment without Cause, or Executive terminates employment for Good Reason, in either case other than during a Change in Control Protection Period, then the Company shall pay or provide the following amounts and benefits to Executive, in addition to the Accrued Obligations:
(a)Severance. Executive will be paid an amount equal to 1.5 times the sum of (i) Executive’s Annual Salary in effect immediately prior to the Date of Termination plus (ii) Executive’s Target Bonus in effect immediately prior to the Date of Termination, in a lump sum within sixty (60) days following the Date of Termination.
(b)Bonus for Year of Termination. Executive will be paid a pro-rata portion of the Target Bonus in effect on the Date of Termination, determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days from January 1 of the year during which the Date of Termination occurs to the Date of Termination and the denominator of which is three hundred and sixty-five (365). The pro-rated bonus shall be paid in a lump sum within sixty (6o) days following the Date of Termination.
(c)COBRA Equivalent. Whether or not Executive elects coverage under COBRA under any group health plan of the Company or an Affiliate, the Company will pay Executive a taxable lump sum equal to the portion of the monthly cost of Executive’s group health plan coverage, as in effect on the Date of Termination, that is subsidized by the Company for similarly situated active employees as of the Date of Termination multiplied by eighteen (18). The COBRA equivalent payment shall be made in a lump sum within sixty (60) days following the Date of Termination.
(d)Equity Awards. All outstanding equity awards granted to Executive under any equity plan of the Company or its Affiliates shall vest, be forfeited or settled in accordance with the terms of the equity plan of the Company or its Affiliates and the applicable award agreements.
II.3Termination for Any Other Reason. If Executive’s employment and service with the Company and its Affiliates is terminated for any reason other than by the Company without Cause or by Executive for Good Reason, including due to Executive’s retirement, death or disability, no amounts or benefits will be payable or provided under this Agreement, except the Accrued Amounts.
II.4Release. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be obligated to provide any payments or benefits to Executive under Section 2.1 or Section 2.2 hereof other than the Accrued Obligations unless Executive executes and delivers to the Company a general release of claims in favor of the Company and its Affiliates and their respective employees, officers and directors in such form as is reasonably requested by the Company, and such release becomes irrevocable by its terms, no later than sixty (60) days after the Date of Termination.
II.5No Duplication. In no event shall payments and benefits provided in accordance with this Agreement be made in respect of more than one of Section 2.1 or 2.2.
II.6Offset. Notwithstanding the provisions of this Section II, the Company’s obligation to make the severance payments and benefits described herein shall be reduced by any amounts owed by Executive to the Company and its Affiliates; provided, however, that offsets of amounts owed by Executive that are nonqualified deferred compensation (within the meaning of Section 409A) shall only be made in accordance with Section 409A.
SECTION III
TAX INFORMATION
III.1Tax Withholding. The Company shall deduct from payments to be paid to Executive or any beneficiary all federal, state and local withholding and other taxes and charges required to be deducted under applicable law.
III.2Section 409A.
(a)The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Section 409A, and this Agreement shall be interpreted in accordance with such intentions. Notwithstanding the foregoing, neither the Company or its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service,” within the meaning of Section 409A, from the

Company, and references to the “Date of Termination,” a “termination,” “termination of employment” or like terms shall mean “separation from service,” within the meaning of Section 409A, from the Company.
(c)Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement commences in one calendar year and ends in a second calendar year, the payment shall not be paid until the second calendar year. For purposes of Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)If Executive is deemed on the Date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or benefit subject to Section 409A that is payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive; and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
III.3Section 280G.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Executive receiving a higher After-Tax Amount (as defined below) than Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)For purposes of this Section 3.3, the “After-Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Aggregate Payments. For purposes of determining the After-Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality applicable to Executive on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 3.3 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.
SECTION IV
RESTRICTIVE COVENANTS
IV.1Confidential Information.
(a)Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined below), that Executive may develop Confidential Information for the Company or its Affiliates and that Executive may learn of Confidential Information during the course of Executive’s employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any person or use, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to Executive’s employment or other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 4.1 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Executive or any other person having an obligation of confidentiality to the Company or any of its Affiliates or is required to be disclosed in order to enforce this Agreement.
(b)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

(c)“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates; (ii) the products and services of the Company and its Affiliates; (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates; (iv) the identity and special needs of the customers of the Company and its Affiliates; and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
IV.2Non-Competition and Non-Solicitation.
(a)Executive agrees and acknowledges that the business (the “Business”) of the Company is any business activity engaged in, or actively contemplated by the Company (or any Subsidiary) to be engaged in, by the Company (or any Subsidiary) and with which Executive or was involved on or prior to the Date of Termination.
(b)Executive agrees that, except as the Company expressly agrees in writing, during the Restricted Period (defined below), Executive shall not within the Territory (defined below), directly or indirectly, as an owner, partner, affiliate, stockholder, joint venturer, director, employee, consultant, contractor, principal, trustee or licensor, or in any other similar capacity whatsoever of or for any person or entity (other than for the Company):
(i)engage in, own, manage, operate, sell, finance, control, advise or participate in the ownership, management, operation, sales, finance or control of, be employed or employed by, or be connected in any manner with, any business that competes with the Business (each, a “Competitor”). Notwithstanding this Section 4.2(b) (i), Executive may accept employment with a Competitor whose business is diversified, provided that (A) such employment is with a portion of the Competitor’s business that does not provide products or services that are the same as, are similar to, or compete with the Company’s products or services (“Competing Products or Services”); and (B) prior to Executive’s acceptance of such employment with Competitor, the Company receives separate written assurances satisfactory to the Company from such Competitor and from Executive that Executive will not provide any Competing Products or Services;
(ii)approach, solicit, divert, interfere with, or take away, the business or patronage of any of the actual or prospective members, customers, or clients of the Company, with whom Executive had material Business-related contact and/or about which Executive had access to and/or knowledge of Confidential Information, for a purpose that is competitive with the Business; or

(iii)solicit (whether as an employee, consultant, agent, independent contractor, or otherwise) any person who is, or who at any time during the six (6)-month period prior to the Date of Termination had been, employed or engaged by the Company, or induce or take any action which is intended to induce any such person to terminate his or her employment or relationship, or otherwise cease his or her relationship, with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any employee of or any other person engaged by the Company.
“Restricted Period” shall mean the period of time beginning on the Effective Date and ending on the date that is twelve (12) months following the Date of Termination.
“Territory” shall mean all of the states of the United States of America and any other country or territory with respect to which Executive has been materially engaged in Business-related activities on behalf of the Company and/or about which Executive has had access to and/or knowledge of Confidential Information.
(c)Notwithstanding anything to the contrary in Section 4.2(b) of this Agreement, Executive is permitted to own, individually, as a passive investor (with no director designation rights, voting rights or veto rights or other special governance or voting rights), up to a one percent (1%) interest in any publicly traded entity that is a Competitor.
IV.3Executive shall disclose in writing all of Executive’s relationships as a director, employee, consultant, contractor, principal, trustee, licensor, agent, or otherwise, with a Competitor or any other business entity, to the Company until the end of the Restricted Period. Executive shall not disparage the Company or any of its officers, directors, or employees; provided, however, that this Section 4.3 shall not prohibit or constrain truthful testimony by Executive compelled by any valid legal process or valid legal dispute resolution process. Notwithstanding anything herein to the contrary, nothing in this Section IV shall prevent either party hereto from enforcing such party’s rights or remedies hereunder or that such party may otherwise be entitled to enforce or assert under any other agreement or applicable law, or shall limit such rights or remedies in any way.
IV.4During the Restricted Period, Executive shall notify in writing any prospective new employer or entity otherwise seeking to engage Executive that the provisions of this Section IV exist prior to accepting employment or such other engagement.
IV.5The terms of this Section IV are reasonable and necessary in light of Executive’s position with the Company and responsibility and knowledge of the operations of the Company and its Subsidiaries and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. In addition, any breach of the covenants contained in this Section IV would cause irreparable harm to the Company, its Subsidiaries and Affiliates and there would be no adequate remedy at law or in damages to compensate the Company, its Subsidiaries and Affiliates for any such breach. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, where permissible under applicable law. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. Notwithstanding the foregoing, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
IV.6Survival of Restrictive Covenants. Upon termination of Executive’s employment for any reason whatsoever, the obligations of Executive pursuant to this Section IV shall survive and remain in effect for the periods described herein.
IV.7No Waiver of Legal Remedies. The restrictions in this Agreement are in addition to and not in lieu of any other obligation of Executive to protect confidential information and trade secrets and any rights and remedies which the Company may have at law or in equity. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company has. Enforcement of rights and remedies pursuant to this Agreement by the Company and/or any other entity shall not be construed as a waiver of any other rights or remedies at law or equity.
IV.8Protected Rights. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing non-privileged documents or other information, without notice to the Company.
IV.9Defend Trade Secrets Act. Executive is hereby notified that under the Defend Trade Secrets Act: (a) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

SECTION V
RESOLUTION OF DISPUTES
V.1Jurisdiction and Venue. Executive and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware; and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement. Executive and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware with jurisdiction over New Castle County. Executive and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which Executive has submitted to jurisdiction in this Section 5.1. Executive and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) the United States District Court for the District of Delaware; or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
V.2Waiver of Jury Trial. Executive and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of them may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.
V.3Confidentiality. Executive hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section V, except that Executive may disclose information concerning such dispute to the court that is considering such dispute or to Executive’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).
V.4Payment of Expenses. In the event that Executive institutes any legal action, arbitration or proceeding against the Company to enforce any part of this Agreement and substantially obtains the relief sought, whether by compromise, settlement, judgment or the abandonment by the Company of its claim or defense, the Company shall pay or reimburse Executive for the reasonable attorneys’ fees and necessary costs Executive incurs in connection with such action, arbitration or proceeding. Such reimbursement shall be made to Executive following such final compromise, settlement, unappealable judgment or abandonment, and shall be made within ten (10) days following presentation to the Company of appropriate invoices or other documentation of the amount of such fees and expenses.
SECTION VI
SUCCESSORS
VI.1In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the

Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section VI shall continue to apply to each subsequent employer of Executive bound by this Agreement in the event of any merger, consolidation or transfer of all or substantially all of the business or assets of that subsequent employer. This Agreement shall inure to the benefit of the Company, such successors and any assigns. The term “the Company” as used herein shall include such successors, and any assigns.
VI.2This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION VII
NOTICES
VII.1For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing (including email, provided, that such email states that it is a notice delivered pursuant to this Section 7.1) and shall be given at the address or email address set forth below (or to such other address or email address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or email address shall be effective only upon actual receipt). All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.
To the Company:
The RealReal, Inc.
55 Francisco Street, Suite 600
San Francisco, CA 94133
Attention: Chief Legal Officer
Email: legal@therealreal.com
To Executive: At Executive’s most recent mailing address in the records of the Company, or at Executive’s employee email address (during employment).
SECTION VIII
MISCELLANEOUS
VIII.1Any compensation paid or payable to Executive pursuant to this Agreement which is subject to recovery under any law, government regulation, order or stock exchange listing requirement, or under any policy of the Company adopted from time to time, will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to such law, government regulation, order, stock exchange listing requirement or policy of the

Company. Executive specifically authorizes the Company to withhold from future salary or wages any amounts that may become due under this provision.
VIII.2This Agreement embodies the entire agreement of the Company and Executive relating to separation or severance pay and, except as specifically provided herein, no provisions of any employee manual, personnel policies, corporate directives or other agreement or document shall be deemed to modify the terms of this Agreement. This Agreement supersedes and replaces the Prior Agreement in its entirety. No amendment or modification of this Agreement shall be valid or binding upon Executive or the Company unless made in writing and signed by the Company and Executive; provided, however, that the Company may unilaterally terminate the Agreement at the end of the Term by providing at least sixty (60) days’ advanced notice of its intent to terminate the Agreement at the end of the Term. This Agreement supersedes all prior understandings and agreements addressing severance or separation pay to which Executive and the Company or an Affiliate are or were parties, including any previous change in control agreement, severance plan, offer letter provisions, or other employment agreements.
VIII.3No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
VIII.4No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
VIII.5This Agreement shall not modify the “at will” nature of Executive’s employment, nor shall it confer upon Executive any right to continue employment or service with the Company or its affiliates, nor shall this Agreement interfere in any way with the right of the Company or its affiliates to terminate Executive’s employment or service at any time.
VIII.6The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If a judicial determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Executive, such provision shall be rendered void only to the extent that such judicial determination finds the provision to be unreasonable or otherwise unenforceable with respect to Executive. In this regard, Executive hereby agrees that any judicial authority construing this Agreement shall be empowered to reform any portion of this Agreement, including without limitation the scope of the Business, the Territory, and the Restricted Period, in order to make the covenants herein binding and enforceable with respect to Executive, and to apply the provisions of this Agreement and to enforce against Executive the remaining portion of such provisions as the judicial authority determines to be reasonable and enforceable. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against the Company and/or its affiliates (other than in connection with a material breach of this Agreement by the Company) shall not constitute a defense to the enforcement by the Company and/or its affiliates of such covenants.
VIII.7The Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware.
VIII.8This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
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IN WITNESS WHEREOF, the parties have signed this Agreement to be effective as of the Effective Date.
The RealReal, Inc.
By:    /s/ Karen Katz
Name: Karen Katz
Title: Chairperson

Executive
/s/ Rati Sahi Levesque